EXHIBIT 16.1

Pollard-Kelley Auditing Services, Inc.
4500 Rockside Rd., Suite 450
Independence, Ohio 44131
(330) 864 2265

August 31, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: Echo Resources, Inc.
File No. 000-26703

We have read the  statements  Echo Resources, Inc., included under Item 4 of the Form 8-K report expected to be filed on September 1, 2009 regarding the recent change of auditors.  We agree with such statements made  regarding  our  firm.  We have no basis to agree or  disagree  with  other statements made under Item 4.

Very truly yours,

/s/ Terance Kelley
Terance Kelley
for the firm